UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2017

Aramark

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36223	20-8236097
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code): (215) 238-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Senior Secured Credit Facilities

On March 28, 2017 (the “Closing Date”), Aramark Services, Inc. (the “Company”), an indirect wholly owned subsidiary of Aramark (“Parent”), Aramark Intermediate HoldCo Corporation, ARAMARK Canada Ltd., ARAMARK Investments Limited, ARAMARK Ireland Holdings Limited, ARAMARK Regional Treasury Europe, Designated Activity Company, ARAMARK Holdings GmbH & Co. KG, Aramark International Finance S.à r.l. and certain wholly-owned domestic subsidiaries of the Company entered into a credit agreement (the “New Senior Secured Credit Agreement”) with the financial institutions from time to time party thereto (the “Lenders”), the issuing banks named therein, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and collateral agent for the secured parties thereunder.

The New Senior Secured Credit Agreement provides for senior secured credit facilities (the “Senior Secured Credit Facilities”) in the aggregate principal amount of $3,600.0 million comprising of (a) term loan facilities consisting of a U.S. dollar denominated term A loan to the Company in an amount of $650.0 million (due in 2022), a Canadian dollar denominated term A loan to Aramark Canada Ltd. in an amount equal C$133.4 million (due in 2022), a U.S. dollar denominated term B loan to the Company in the amount of $1,750.0 million (due in 2024) and a Yen denominated term C loan to the Company in an amount equal to ¥11,107 million (due in 2022) and (b) a revolving credit facility of up to $1,000.0 million with borrowings to the Company and certain of the Company’s foreign subsidiaries available in U.S. dollars, Canadian dollars, Euros and Pounds Sterling, which includes capacity for $250.0 million of letters of credit. The revolving credit facility matures in 2022. The term loan facilities were funded in full on the Closing Date and $71.0 million under the revolving credit facility was drawn on the Closing Date.

The Company used the borrowings under the Senior Secured Credit Facilities, a portion of the net proceeds from the offering of the Dollar Notes, as described below, and a portion of the net proceeds from the offering of the Euro Notes, as described below, to repay all existing term loan facilities under the Company’s existing senior secured credit facilities and to pay related fees and expenses.

The Senior Secured Credit Facilities provide that the borrowers have the right at any time to request up to (i) $1,400.0 million, plus (ii) the aggregate U.S. dollar equivalent of all voluntary prepayments of term loan facilities and borrowings under the revolving credit facilities (to the extent the revolving commitments are permanently reduced), other than prepayments funded with long-term indebtedness (other than borrowings under the revolving credit facility), plus (iii) an unlimited amount subject to pro forma compliance with a maximum consolidated secured leverage ratio of 3.00 to 1.00, of incremental commitments in the aggregate under one or more incremental term loan facilities or increases under existing term loan facilities and/or additional revolving credit facilities or increases under the existing revolving credit facility. The Lenders are not under any obligation to provide any such incremental facilities or commitments, and any such addition of or increase in facilities or commitments are subject to customary conditions precedent.

Borrowings under the New Senior Secured Credit Agreement bear interest at a rate equal to an applicable margin plus, at the applicable borrower’s option, (a) with respect to borrowings denominated in U.S. dollars, Euro, Pounds Sterling and Yen, a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing, subject to a floor of 0%, adjusted for certain additional costs, (b) with respect to borrowings denominated in U.S. dollars, a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the federal funds rate plus 0.50% and (3) the one-month LIBOR rate plus 1.00% or (c) with respect to borrowings denominated in Canadian dollars, (1) a base rate determined by reference, subject to a floor of 0%, to the higher of (x) the prime rate announced by the administrative agent or (y) the one-month bankers’ acceptance rate plus 1.00% or (2) a bankers’ acceptance rate determined by reference to the rate offered for bankers’ acceptances in Canadian dollars for the interest period relevant to such borrowing, subject to a floor of 0%.

The initial applicable margin spread for U.S. dollar borrowings under the U.S. dollar denominated term A loan facility is 1.75% per annum for eurocurrency (LIBOR) borrowings and 0.75% per annum for base rate borrowings. The initial applicable margin spread for borrowings under the Canadian dollar denominated term A loan facility is 1.75% per annum for bankers’ acceptance rate borrowings and 0.75% per annum for base rate borrowings. The initial applicable margin spread for borrowings under the U.S. dollar denominated term B loan facility is 2.00% for eurocurrency (LIBOR) borrowings and 1.00% per annum for base rate borrowings. The applicable margin spread under the Yen denominated term C loan facility is 1.75% per annum. The initial applicable margin spread for borrowings under the revolving credit facility is 1.75% per annum for eurocurrency (LIBOR) and bankers’ acceptance rate borrowings and 0.75% per annum for base rate borrowings.

The Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.30% per annum. The applicable margin spread with respect to the U.S. dollar and Canadian dollar borrowings under the term A loan facility and U.S. dollar borrowings under the term B loan facility and the applicable margin spread and commitment fee in respect of the revolving credit facility shall be subject to change based on the Company’s consolidated leverage ratio commencing with delivery of the financial statements for the fiscal quarter ending June 30, 2017.

The term loan facilities require the Company to prepay (or cause to prepay) outstanding term loans, subject to certain exceptions with (i) 50% of the Company’s annual excess cash flow (as defined in the New Senior Secured Credit Agreement) with stepdowns to 25% and 0% upon the Company’s reaching certain consolidated secured leverage ratio thresholds; provided, that any voluntary prepayments of the term loan facilities and borrowings under the revolving credit facilities (to the extent the revolving commitments are permanently reduced), other than prepayments funded with long-term indebtedness (other than borrowings under the revolving credit facility), shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis; provided, further, that such prepayment shall only be required to the extent excess cash flow for the applicable fiscal year exceeds $10.0 million; (ii) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property subject to certain exceptions and customary reinvestment rights; provided, further, that such prepayment shall only be required to the extent proceeds of such assets sales or other dispositions exceed $100.0 million; and (iii) 100% of the net cash proceeds of any incurrence of debt, but excluding proceeds from certain debt permitted under the New Senior Secured Credit Agreement.

The Company may voluntarily repay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than (i) customary “breakage” costs with respect to LIBOR loans and (ii) with respect to any voluntary prepayments of the term B loan facility in connection with any repricing transaction (as defined in the New Senior Secured Credit Agreement) made within six months after the Closing Date, a 1% prepayment premium. Prepaid term loans may not be reborrowed.

The Company is required to repay installments on the loans under the term B loan facility in quarterly principal amounts of 1.00% per annum of their funded total principal amount. The applicable borrowers are required to repay installments on the loans under the U.S. dollar denominated and Canadian dollar denominated term A loan facilities and Yen denominated term C loan facility in quarterly principal amounts of 5.00%, 5.00%, 7.5%, 10.0% and 15.0% per annum of their funded total principal amount in the first, second, third, fourth and fifth years after the Closing Date, respectively.

All obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Aramark Intermediate HoldCo Corporation and, subject to certain exceptions, substantially all of the Company’s existing and future wholly-owned domestic subsidiaries (excluding certain immaterial subsidiaries, receivables facility subsidiaries, certain other customarily excluded subsidiaries and certain subsidiaries designated under the New Senior Secured Credit Agreement as “unrestricted subsidiaries”) (collectively, the “U.S. Subsidiary Guarantors”). All obligations under the Senior Secured Credit Facilities, and the guarantees of those obligations, are secured by (i) a pledge of 100% of the capital stock of the Company, (ii) pledges of 100% of the capital stock (or 65% of voting stock and 100% of non-voting stock, in the case of the stock of foreign subsidiaries) held by the Company, Aramark Intermediate HoldCo Corporation or any of the U.S. Subsidiary Guarantors and (iii) a security interest in, and mortgages on, substantially all tangible assets (subject to customary exceptions) of Aramark Intermediate HoldCo Corporation, the Company or any of the U.S. Subsidiary Guarantors. Parent is not a guarantor under the Senior Secured Credit Facilities and is not subject to the covenants or obligations under the New Senior Secured Credit Agreement.

The New Senior Secured Credit Agreement contains certain covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of its restricted subsidiaries to: incur additional indebtedness, issue preferred stock or provide guarantees; create liens on assets; engage in mergers or consolidations; sell assets; pay dividends, make distributions or repurchase its capital stock; make investments, loans or advances; repay or repurchase subordinated debt; create restrictions on the payment of dividends or other transfers to the Company from its restricted subsidiaries; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing the Company’s subordinated debt; and fundamentally change the Company’s business.

In addition, the New Senior Secured Credit Agreement requires, so long as any of the term A loan facilities and the revolving credit facility is outstanding, the Company to maintain a maximum consolidated secured leverage ratio of 5.125:1.00 that will be tested at the end of each fiscal quarter with respect to the most recently completed four consecutive fiscal quarters of the Company.

The New Senior Secured Credit Agreement also requires certain customary affirmative covenants, such as financial and other reporting requirements.

The New Senior Secured Credit Agreement contains certain customary events of default (including an event of default upon a change of control). Upon an event of default, the Senior Secured Credit Facilities may be accelerated, in which case the borrowers will be required to repay all outstanding loans plus accrued and unpaid interest and all other amounts outstanding under the Senior Secured Credit Facilities.

Dollar Notes Offering

On March 22, 2017, the Company issued $600.0 million aggregate principal amount of 5.000% Senior Notes due 2025 (the “Dollar Notes”). The Dollar Notes were issued pursuant to the indenture, dated as of March 22, 2017 (the “Dollar Notes Indenture”), among the Company, Parent, the subsidiary guarantors named therein and The Bank of New York Mellon, as trustee. A portion of the net proceeds from the offering of the Dollar Notes was used to redeem the entire outstanding aggregate principal amount of the 2020 Notes (as defined below) and the remainder of the net proceeds from the offering of the Dollar Notes was used, together with the net proceeds from the offering of the Euro Notes, as described below, and borrowings under the Senior Secured Credit Facilities, as described above, to repay outstanding term loans under the Company’s existing senior secured credit agreement and to pay certain related fees and expenses.

The Dollar Notes are senior unsecured obligations of the Company. The Dollar Notes rank equal in right of payment to all of the Company’s existing and future senior debt and rank senior in right of payment to all of the Company’s existing and future debt that is expressly subordinated in right of payment to the Dollar Notes.

The Dollar Notes are unconditionally guaranteed on a senior unsecured basis by each wholly owned domestic subsidiary of the Company that guarantees the Senior Secured Credit Facilities and the Company’s 5.125% Senior Notes due 2024 and 4.750% Senior Notes due 2026 (together, the “Existing Notes”) and the Euro Notes (each a “Dollar Notes Guarantor” and each such guarantee a “Dollar Notes Guarantee”). Each Dollar Notes Guarantee ranks equal in right of payment to all of the senior obligations of such Dollar Notes Guarantor and will rank senior in right of payment to all of such Dollar Notes Guarantor’s obligations that are expressly subordinated in right of payment to the Dollar Notes. The Dollar Notes are also guaranteed on a senior unsecured basis by Parent for purposes of financial reporting.

The Dollar Notes and the Dollar Notes Guarantees are effectively subordinated to the Company’s existing and future secured debt and that of the Dollar Notes Guarantors, including all indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the assets securing that indebtedness. The Dollar Notes and the Dollar Notes Guarantees are structurally subordinated to all liabilities of any of the Company’s subsidiaries that do not guarantee the Dollar Notes.

Interest on the Dollar Notes will be payable on April 1 and October 1 of each year, commencing on October 1, 2017. Interest on the Dollar Notes accrues from March 22, 2017. Interest on the Dollar Notes will be calculated on the basis of a 360-day year of twelve 30-day months. The Dollar Notes mature on April 1, 2025.

Prior to April 1, 2020, the Company may redeem all or a portion of the Dollar Notes at a price equal to 100% of the principal amount of the Dollar Notes redeemed plus a “make whole” premium and accrued and unpaid interest, if any, to but not including the redemption date. At any time on or after April 1, 2020, the Company has the option to redeem all or a portion of the Dollar Notes at any time at the redemption prices set forth in the Dollar Notes Indenture.

In addition, prior to April 1, 2020, the Company may redeem up to 40% of the aggregate principal amount of the Dollar Notes with the proceeds from one or more qualified equity offerings at a price equal to 105.000% of the principal amount of the Dollar Notes redeemed, plus accrued and unpaid interest, if any, thereon to but not including the redemption date.

In the event of certain types of changes of control, the holders of the Dollar Notes may require the Company to purchase for cash all or a portion of their Dollar Notes at a purchase price equal to 101% of the principal amount of such Dollar Notes, plus accrued and unpaid interest, if any, to the purchase date.

If the Company or its restricted subsidiaries sell assets under certain circumstances, the Company will be required to make an offer to purchase the Dollar Notes at a purchase price equal to 100% of the principal amount of such Dollar Notes, plus accrued and unpaid interest, if any, to the purchase date.

In addition, the Dollar Notes Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends and make certain distributions, investments and other restricted payments;

•	create certain liens;

•	sell assets;

•	enter into transactions with affiliates;

•	create or allow any restriction on the ability of restricted subsidiaries to make payments to the Company;

•	enter into sale and leaseback transactions;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

Parent will not be subject to the covenants that apply to the Company or its restricted subsidiaries under the Dollar Notes Indenture.

The Dollar Notes Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Dollar Notes to become or to be declared due and payable.

The foregoing description of the Dollar Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Dollar Notes Indenture, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Euro Notes Offering

On March 27, 2017, Aramark International Finance S.à r.l., an indirect wholly owned subsidiary of Parent and the Company (“Aramark International”), issued €325.0 million aggregate principal amount of its 3.125% Senior Notes due 2025 (the “Euro Notes”). The Euro Notes were issued pursuant to the indenture, dated as of March 27, 2017 (the “Euro Notes Indenture”), among Aramark International, Parent, the Company, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee and registrar, and The Bank of New York Mellon, London Branch, as paying agent and transfer agent. The net proceeds from the offering of the Euro Notes, together with borrowings under the Senior Secured Credit Facilities, as described above, and a portion of the net proceeds from the offering of the Dollar Notes, as described above, were used to repay outstanding term loans under the Company’s existing senior secured credit agreement and to pay certain related fees and expenses.

The Euro Notes are senior unsecured obligations of Aramark International. The Euro Notes rank equal in right of payment to all of Aramark International’s existing and future senior debt and rank senior in right of payment to all of Aramark International’s future debt that is expressly subordinated in right of payment to the Euro Notes.

The Euro Notes are unconditionally guaranteed on a senior unsecured basis by the Company and each wholly owned domestic subsidiary of the Company that guarantees the Senior Secured Credit Facilities, the Existing Notes and the Dollar Notes (each, a “Euro Notes Guarantor” and each such guarantee, a “Euro Notes Guarantee”). Each Euro Notes Guarantee ranks equal in right of payment to all of the senior obligations of such Euro Notes Guarantor and will rank senior in right of payment to all of such Euro Notes Guarantor’s obligations that are expressly subordinated in right of payment to the Euro Notes. The Euro Notes are also guaranteed on a senior unsecured basis by Parent for purposes of financial reporting.

The Euro Notes and the Euro Notes Guarantees are effectively subordinated to Aramark International’s existing and future secured debt and that of the Euro Notes Guarantors, including all indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the assets securing that indebtedness. The Euro Notes and the Euro Notes Guarantees are structurally subordinated to all liabilities of any of the Company’s subsidiaries that do not guarantee the Euro Notes.

Interest on the Euro Notes will be payable on April 1 and October 1 of each year, commencing on October 1, 2017. Interest on the Euro Notes accrues from March 27, 2017. Interest on the Euro Notes will be calculated on the basis of a 360-day year of twelve 30-day months. The Euro Notes mature on April 1, 2025.

Prior to April 1, 2020, Aramark International may redeem all or a portion of the Euro Notes at a price equal to 100% of the principal amount of the Euro Notes redeemed plus a “make whole” premium and accrued and unpaid interest, if any, to but not including the redemption date. At any time on or after April 1, 2020, Aramark International has the option to redeem all or a portion of the Euro Notes at any time at the redemption prices set forth in the Euro Notes Indenture.

In addition, prior to April 1, 2020, Aramark International may redeem up to 40% of the aggregate principal amount of the Euro Notes with the proceeds from one or more qualified equity offerings of the Company at a price equal to 103.125% of the principal amount of the Euro Notes redeemed, plus accrued and unpaid interest, if any, thereon to but not including the redemption date.

Except as required by law, Aramark International will make payments on the Euro Notes free of withholding or deduction for taxes. If withholding or deduction is required, Aramark International will, subject to certain customary exceptions, be required to pay additional amounts so that the net amounts holders of the Euro Notes receive will equal the amounts holders of the Euro Notes would have received if withholding or deduction had not been imposed. If, as a result of a change in law, Aramark International is required to pay such additional amounts, Aramark International may redeem the Euro Notes in whole but not in part, at any time at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to but not including the redemption date.

In the event of certain types of changes of control, the holders of the Euro Notes may require Aramark International to purchase for cash all or a portion of their Euro Notes at a purchase price equal to 101% of the principal amount of such Euro Notes, plus accrued and unpaid interest, if any, to the purchase date.

If the Company or its restricted subsidiaries sell assets under certain circumstances, Aramark International will be required to make an offer to purchase the Euro Notes at a purchase price equal to 100% of the principal amount of such Euro Notes, plus accrued and unpaid interest, if any, to the purchase date.

In addition, the Euro Notes Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to undertake certain specified actions and events of default that are substantially the same as those set forth in the Dollar Notes Indenture, as described above. Parent will not be subject to the covenants that apply to the Company or its restricted subsidiaries under the Euro Notes Indenture.

The foregoing description of the Euro Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Euro Notes Indenture, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference in this Item 1.02.

Repayment and Termination of Existing Senior Secured Credit Facility

On the Closing Date, the Company repaid all outstanding borrowings under the existing senior secured credit agreement and terminated the existing senior secured credit agreement, which was replaced with the New Senior Secured Credit Agreement as described above in Item 1.01. The existing senior secured credit agreement provided for revolving commitments of $730.0 million maturing in 2019, as well as term loans, with an aggregate principal amount of approximately $3,293.5 million outstanding as of the Closing Date, maturing over a period ending on 2019 and 2021.

Redemption of 2020 Notes

The Company previously issued a notice of conditional redemption pursuant to the indenture, dated as of March 7, 2013, as supplemented, among the Company, the guarantors party thereto and The Bank of New York Mellon, as trustee, relating to the Company’s 5.75% Senior Notes due 2020 (the “2020 Notes”) to redeem (the “Redemption”) the entire $228.8 million aggregate principal amount of the 2020 Notes currently outstanding at a redemption price of 101.438% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. The Redemption was conditioned upon consummation of refinancing transactions by the Company, which would result in the incurrence of indebtedness yielding net proceeds that were sufficient to pay the redemption price. On March 23, 2017, following the consummation of the offering of the Dollar Notes, the Company deposited with the trustee of the 2020 Notes the redemption payment to fund the Redemption and redeemed all of the outstanding 2020 Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of March 22, 2017, among Aramark Services, Inc., as issuer, Aramark, as parent guarantor, the subsidiary guarantors named therein and The Bank of New York Mellon, as trustee.

4.2	Indenture, dated as of March 27, 2017, among Aramark International Finance S.à r.l., as issuer, Aramark, as parent guarantor, Aramark Services, Inc., the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee and registrar, and The Bank of New York Mellon, London Branch, as paying agent and transfer agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aramark

By:	/s/ Stephen P. Bramlage, Jr.
Name:	Stephen P. Bramlage, Jr.
Title:	Executive Vice President and
Chief Financial Officer

March 28, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of March 22, 2017, among Aramark Services, Inc., as issuer, Aramark, as parent guarantor, the subsidiary guarantors named therein and The Bank of New York Mellon, as trustee.

4.2	Indenture, dated as of March 27, 2017, among Aramark International Finance S.à r.l., as issuer, Aramark, as parent guarantor, Aramark Services, Inc., the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee and registrar, and The Bank of New York Mellon, London Branch, as paying agent and transfer agent.